SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                            Form 8-K

                         Current Report

             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported):
                       February 21, 2007


                           Cadiz Inc.
     (Exact name of Registrant as specified in its charter)

                            DELAWARE
         (State or other jurisdiction of incorporation)

                0-12114                        77-0313235
        (Commission File Number)   (IRS Employer Identification No.)

777 South Figueroa Street, Suite 4250, Los Angeles 90017
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code: (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the
       Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the
       Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b)
       under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES

     As previously reported, on November 30, 2004, Cadiz Inc. (the "Company") completed a private placement in which the Company issued 405,440 Units at the price of $60.00 per Unit. Each Unit consisted of five (5) shares of common stock and one
(1) common stock purchase warrant ("Warrant"). Each Warrant entitles the holder to purchase one (1) share of common stock at an exercise price of $15 per share. Each Warrant has a term of three years, subject to cancellation at the Company's option if the closing market price of the common stock exceeds $18.75 for 10 consecutive trading days.

     On January 31, 2007, pursuant to this cancellation option, the Company notified warrant holders that the Warrants would expire on March 2, 2007 (the "Termination Date"), unless exercised by the warrant holder prior to that date.

     To date, the Company has received notice from all warrant holders that they intend to exercise their Warrants prior to the Termination Date. As of February 26, 2007, the Company has, pursuant to the exercise of Warrants, issued 396,440 shares of its common stock with proceeds of $5,946,600. The shares so issued constitute approximately 3.3% of the Company's currently outstanding common stock. The Company expects that the remaining warrants to purchase 9,000 shares will be exercised by March
2nd. When these remaining Warrants are exercised, the Company will have 11,886,322 common shares outstanding on that date.

     The issuance of the common stock underlying the Warrants as described above was not registered under the Securities Act of 1933, as amended (the "Securities Act"), but was exempt from the registration requirements of the Securities Act by virtue of
Section 4(2) of the Securities Act as the transactions (including the issuance of the Warrants) did not involve public offerings, the number of investors was limited, the investors were provided with information about us, and we placed restrictions on the resale of the securities.


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Cadiz Inc.



                              By: /s/ O'Donnell Iselin II
                                  -----------------------------
                                  O'Donnell Iselin II
                                  Chief Financial Officer


Dated:  February 26, 2007